EXHIBIT 12.2

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS--UNAUDITED
                            (DOLLARS IN MILLIONS)

                                                                      YEAR ENDED DECEMBER 31
                                                          -------------------------------------------------
                                                           1995       1994       1993       1992      1991
                                                           ----       ----       ----       ----     ------
Portion of rentals representing interest  . . . . .        $ 78      $   85      $ 84       $ 87       $ 91
Capitalized interest  . . . . . . . . . . . . . . .          13          58       105         78         63
Other interest and fixed charges  . . . . . . . . .         464         464       372        408        474
                                                           ----      ------      ----       ----       ----
Total fixed charges (A) . . . . . . . . . . . . . .        $555      $  607      $561       $573       $628
                                                           ====      ======      ====       ====       ====

Earnings-pretax income (loss) with
   applicable adjustments (B)   . . . . . . . . . .        $902      $1,263      $280       $376       $(53)
                                                           ====      ======      ====       ====       ====

Ratio of (B) to (A) . . . . . . . . . . . . . . . .        1.63        2.08        (a)        (a)        (a)
                                                           ====      ======      ====       ====       ====

-----------------
(a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.
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